TYPE:  EX-23.3

eCLIC, INC.

EXHIBIT 23.3 Consent from G. Brad Beckstead, CPA

March 24, 2000

To Whom It May Concern:

The firm of G. Brad Beckstead, CPA, consents to the inclusion of my report of March 24, 2000, on the Financial Statements of eCLIC, Inc. for the period March 1, 1999 (Date of Inception) to December 31, 1999, in any filings which are necessary now or in the near future to be filed with the US Securities and Exchange Commission.

Signed,

/s/ G. Brad Beckstead, CPA
--------------------------
G. Brad Beckstead, CPA
Nevada License #2701